Exhibit 5.2

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main Fax	212.407.4000 212.407.4990

October 29, 2020

Orisun Acquisition Corp. 555 Madison Avenue, Room 543 New York, NY 10022

Re: Orisun Acquisition Corp.

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form F-4 (the “Registration Statement”) filed with the Securities and Exchange Commission by Ucommune International Ltd, a Cayman Islands exempted company (the “Company”), under the Securities Act of 1933, as amended (the “Act”), covering an offering of (i) 4,695,425 redeemable warrants (collectively the “Warrants”), each Warrant entitling its holder to purchase one-half (1/2) of one ordinary share of the Company, par value $0.0001 (the “Ordinary Share”), (ii) an option (the “Unit Purchase Option”) to purchase up to 345,000 units (the “Purchase Option Units”) granted to Chardan Capital Markets, LLC (“Chardan”), with each Purchaser Option Unit consisting of one Ordinary Share, one Warrant, and one right to receive one-tenth of one Ordinary Share (collectively, the “Rights”), (iii) all Warrants and Rights issued as part of the Purchase Option Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officer of the Company.

Based upon the foregoing, we are of the opinion that each of the Warrants (including the Warrants issuable in connection with the Purchase Option Units), the Rights (including the Rights issuable in connection with the Purchase Option Units), the Unit Purchase Option and the Purchase Option Units (if and when paid for in accordance with the terms of the underwriting agreement between Orisun Acquisition Corp. (“Orisun”) and Chardan dated August 2, 2019), will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Orisun Acquisition Corp. October 29, 2020 Page 2

We are opining solely on (i) all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the State of Delaware and all applicable judicial and regulatory determinations, and (ii) with respect to the opinions expressed in paragraph (2) above, the laws of the State of New York.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP